Exhibit 99.1

MAM Software Group Inc.

Fiscal 2016 First Quarter Conference Call

Prepared Remarks

Friday, November 13, 2015

Executives

Michael G. Jamieson, President and Chief Executive Officer

Brian H. Callahan, Executive Vice President and Chief Financial Officer

Operator

Ladies and gentlemen, thank you for standing by. And thank you for participating in today’s conference call to discuss MAM Software’s Fiscal 2016 First Quarter Financial Results. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question at that time, please press the star, followed by the one, on your touch-tone phone. If you would need to withdraw your question, press the star, followed by the two. And, if you are using speaker equipment, you will need to lift your handset before making your selection. This conference is being recorded today, November 13, 2015.

I would now like to turn the conference over to James Carbonara of Hayden IR. Please go ahead, sir.

James Carbonara, Moderator:

Good morning and welcome to MAM Software’s fiscal 2016 first quarter earnings call.

With me on the call are Michael Jamieson, President and Chief Executive Officer and Brian Callahan, MAM Software’s new Executive Vice President and Chief Financial Officer.

I would like to begin the call by reading the Safe Harbor statement. All statements made on this call, with the exception of historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ considerably from the Company’s expectations due to changes in operating performance and other technical and economic factors.

During the course of this meeting and any question and answer period afterwards, representatives of the Company may make forward-looking statements regarding future events or the future financial performance of the Company, including statements about future events based on current expectations, potential product development efforts, near- and long-term objectives, potential new business strategies, organization changes, changing markets, future business performance, and outlook. Such statements are predictions only and actual events and results may differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements, depending on a variety of factors.

For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Risk Factors in the Company’s reports on Forms 10-K and 10-Q, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to update publicly any forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

I would now like to introduce Michael Jamieson, President and Chief Executive Officer of MAM Software Group. Mike, please go ahead.

Michael Jamieson

Thank you.

Good morning and thank you for joining us on this earnings call.

Our fiscal 2016 is off to a solid start as we again expanded our base of recurring revenue, gained additional traction in the U.S. and are making strides in our project work with several of our large customers.

Our financial performance was solid across the board, despite the impact of currency fluctuations. We delivered revenue growth of 3% on a constant currency basis, with growth of 6% coming from the U.S., expanded our recurring revenues to more than 78% of total revenue and generated Adjusted EBITDA of $1.2 million, an increase of 3% over the first quarter of last year.

Consistent with recent trends, the percentage of our business that is derived from recurring revenue sources continues to grow, with this quarter exceeding 78% of total revenues. The positive trends in our SaaS business continued as customers more and more transition to our cloud-based solutions. Year-over-year, revenues increased 42% in this portion of our business. Our DaaS business also grew, albeit at a more modest rate of 1% year-over-year.

As we transition more of our business to a SaaS model we will see a reduction in the impact of perpetual software license deals slipping from one quarter to the next. As we have mentioned previously, new contract awards can be unpredictable at times and deals that we had originally expected to close in the first quarter have slipped for a variety of reasons. Historically, many of these transactions have reached a buying decision and were awarded to MAM.

Looking across major geographies, our U.K. business remains strong, commanding a market-leading position and posting growth of 2% on a constant currency basis. In the U.S., our revenues grew by 6% year-over-year as we begin to see the benefits from our investments in directed sales and marketing efforts. We remain optimistic about the outlook for each of these markets and the efficacy of our strategy to grow in each of them.

Our nonrecurring backlog, including perpetual, professional services and hardware, of unfilled orders at the end of the September quarter was $2.1 million, up from $1.7 million a year ago. We expect to deliver more than half of this backlog over the next six months.

Our overall strategy to shift to cloud-based solutions and expand our brand awareness, particularly in the U.S., remains the same. The proof that this strategy is working is more evident this quarter with a growing backlog, 6% revenue growth in the U.S. and a recurring revenue base that is approaching 80% of our total revenue.

On a more tactical level, our work with one of our largest customers, Goodyear, is progressing. We continue to work in lockstep with them to refine requirements, manage project resources to ensure a successful pilot phase and deployment, all without compromising the quality of the end solution. We are currently engaged in a detailed, deep-dive into the nuts and bolts of the remaining functional requirements of the program. Projects of this size and scope require you to continually evaluate scope, timelines and resources in order to achieve a successful and mutually beneficial outcome. We both remain committed to getting the job done right and our working relationship with Goodyear remains solid as we work together in partnership to build a market-leading solution.

In addition to Goodyear, our all-important partnership with ALLDATA continues to be a key area of focus for our business. ALLDATA is a leading provider of manufacturers repair information in North America, with a subscriber base of 80,000 customers. Our Autowork Online, our browser based solution is being sold under the ALLDATA Manage Online brand to their auto repair shop customers. Q1 saw the continuation of the positive trend in customer numbers that we saw in Q4.

Earlier this week ALLDATA announced that it has signed an agreement with AAMCO - a national network of independent service centers - to deliver a customized shop management system, developed by MAM. The AAMCO Management System will be rolled out to all of AAMCO’s nearly 700 franchise locations starting in 2016.

The prospects for Manage Online and our relationship with ALLDATA remain solid.

Our focus and strategic objectives remain the same, to grow our business by increasing brand awareness, expanding our presence in existing markets, while also reaching new ones, and developing leading-edge technology solutions to meet the needs of our customers. While customer retention in our established markets remains a vital focus for the business, we will also continue our efforts to deliver on our strategic goals and generate additional growth opportunities:

We are aiming to grow our base of revenues derived from delivering SaaS. Each quarter we continue to sequentially grow this portion of our business and the first fiscal quarter of 2016 was no different. During the quarter, our SaaS revenues grew by 42% year-over-year and 9% sequentially. The trends we saw in recent quarters continue, with the U.K. most widely accepting and deploying our Autowork Online and our Autopart Online solutions and the U.S. also adopting at a steady rate. As of the end of the first fiscal quarter, we increased our Autowork Online user base to 2,816 subscribers, up more than 3% since last quarter. Subscribers to Autopart Online continue to increase each month and now total nearly 2,304 end users subscribing to this service, up nearly 21% from last quarter and a year on year increase of over 100%. Based on the composition of our existing pipeline, we continue to expect to see an increasing number of SaaS projects in the U.S. in 2016 as the transition continues.

We are also continuing to develop the MAM brand in North America through ongoing execution of our sales and marketing strategies. This time of year is a particularly busy time for us in terms of industry marketing activities in the U.S. In early November we were prominently represented at both the AAPEX and SEMA industry trade shows in Las Vegas. During these shows we showcased some of the major updates we have made to our solutions, including the latest version of our key products, those being VAST, Autopart Online v30, our cloud-based solution and the US version of Autocat+.

AAPEX and SEMA provide us with the opportunity to reach a large number of potential customers in a relatively short period of time with hands-on, face-to-face interactions that allow us to demonstrate solutions that can address their business needs. The events allow us to generate interest, grow our pipeline and move previously qualified deals further along in the sales cycle.

And for the first time, Origin Software Solutions was in attendance at these events to introduce their B2B and B2C e commerce offerings to our customers and prospects.

Throughout the year we attend industry events and conferences to further increase awareness of our brand and expand our pipeline of new business opportunities. It is clear that attendance at these events as part of an overall marketing strategy does payoff. Enquiries via our North America website have increased 8% compared to the same time period in Q1 2015, with our total North America website traffic increasing 47%. New visitors have increased 10%, meaning we are reaching more potential users. In Q1 2016, we saw a year over year quarterly increase of 21% in the total number of enquiries. Our branding initiatives and advertising in top trade publications account for most of this increase in traffic. Additionally, our efforts to target the “right” prospects continues to improve, as our bounce rate (ie: people leaving our site) has decreased more than 14%. In other words, our website visitors continue to take interest in what we offer. Organic search remains the best way for people to find us online, and this increased by 4% compared to Q1 2015.

38% of our total Q1 opportunity value was generated via the website. The highest trackable lead source creating new leads was “Advertisement”; however, the lead source holding the largest opportunity value continues to be “MAM Website”.

Additionally, we were pleased to hear that Hanson Distributing, an MAM customer and one of the largest independent warehouse distributors in the western United States, has more than doubled their business since implementing Autopart. The President and CEO of Hanson Distributing Company had significant growth plans and was looking for a software solution that would better fit the needs of the business needs. After conducting exhaustive research on possible solutions, the Hanson team were impressed with the modern design and flexibility of Autopart, stating that the software has good process flows and better access to information which helps them make better business decisions leading to their substantial growth.

As we continue throughout fiscal 2016, we will continue to make intentional investments in sales and marketing.

Moving to our third area of strategic focus, which is the development of our information service Autocat + for the North American market. Autocat +, our electronic auto parts catalogue, helps our wholesale and retail customers, as well as customers involved in the service and repair of vehicles, to identify and sell auto parts. It has been an integral part of our product portfolio in the UK for many years where we have approximately 10,300 end-users. All-in-all, our efforts to replicate our UK success in the U.S. are heading in the right direction. We have a small number of customers currently using the product and interest is steadily growing. We hope to convert a number of our existing opportunities to signed contracts during the current financial year.

Next is monitoring and assessing expansion into new vertical markets in the UK that share common issues with the automotive market. We have developed a reputation of high levels of service and knowledge within the automotive market; and believe we can replicate our successes in additional vertical markets. Given the breadth and depth of opportunities we currently see in the automotive market, as well as the size and complexity of recently signed new business, we are focusing the majority of our efforts on ensuring those projects are adequately resourced and launched for successful completion and operation. However, expanding to additional vertical markets remains a key part of our future strategy, although a lower priority in the near-term. We intend to carefully monitor opportunities outside of the automotive industry.

And finally, the continued investment in research and development to further extend the functionality of our solutions in order to create additional value for our customers. Most recently we released a new version, (v30) of Autopart in the U.K. and the US and a new version (v8) of our catalog in the U.K. Both new releases are being marketed as 'no-cost' upgrades to eligible customers. We believe this approach will not only strengthen customer retention and protect market share, it will also provide a compelling USP for customer acquisition. We will continue with on-going reinvestment into our products to ensure our market competitiveness and further grow the business. This continued investment in research and development is taking place at the same time as we progress the Goodyear and ALLDATA projects.

In addition to internal development, we will also look to add complementary tools and applications opportunistically as we did in July with our acquisition of Origin Software Solutions, a UK-based provider of e-commerce solutions for the automotive aftermarket.

Origin was a privately-owned web development company specializing in e-commerce solutions for the automotive aftermarket. They have extensive experience in the industry and will complement our existing product portfolio, making our overall offering stickier. Ultimately we are looking for opportunities to upsell to existing customers, increasing average revenue per customer and to make our offering more appealing to prospects; the Origin acquisition ticked all of these boxes.

We expect transactions such as this will be made on a one-off basis, if and when we identify value-creating opportunities.

Looking ahead, we continue to expect adjusted EBITDA for Fiscal 2016 to be approximately $5.8 million to $6.0 million, up 20% over the $5.0 million we reported in 2015.

I’ll now turn the call over to Brian Callahan, our new Chief Financial Officer, for a detailed review of our financial results for the quarter. As most of you saw, Brian was named our CFO with the retirement of Charlie Trapp just recently. Brian joins us from Alteva, Inc. where he served as the Chief Financial Officer, Treasurer and Executive Vice President. He brings a wealth of public company accounting and CFO experience to the company and we are excited to have him. Brian, welcome to the team.

Brian Callahan

Thank you, Michael. I am excited to join MAM Software and look forward to meeting many of our shareholders in the coming weeks. Let me now turn to the financial results.

Our detailed financial results are included in our press release and 10-Q so I am going to just discuss the financial highlights and some of the driving factors and trends.

The UK revenue was down year over year but that was due to the negative impacts from foreign currency. Although the UK revenue continues to grow on a constant currency basis, the growth has been hampered by the shift to recurring revenue. There was also approximately $300,000 of nonrecurring professional fees in the first quarter of last year related to a special project, which had a negative impact on the year over year comparison. We expect to continue to see lower single digit growth rates in the UK this year as we move toward the SaaS recurring revenue model but this will have long-term benefits to the business.

The US revenue continued to increase although it was partially offset by the transition to the SaaS model. We expect the US revenue to continue to grow this year as we increase our market share and continue to realize the benefits from our ALLDATA relationship. We do not expect the Goodyear project to generate any revenue in 2016.

Software as a Service (SaaS) revenue for the first quarter was $1.5 million, an increase of 42% compared to the prior year and a 9% increase sequentially;

Saas revenue included Autowork Online (SaaS) revenue for the first quarter of $985,000, an increase of 27% year-over-year; and Autopart Online (SaaS) revenue for the first quarter was $552,000 an increase of 79% year-over-year.

Data as a Service (DaaS) revenue for the first quarter was $2.5 million, an increase of approximately 1%.

Although gross profit increased year over year, it decreased as a % of revenue to 54.4% of total revenue, compared to 59.7% of total revenue in the first quarter of fiscal 2015. As I just mentioned, the prior year’s quarter included a non-recurring UK special project for an existing customer that yielded higher margins. In addition, we had some large equipment sales in the UK during the first quarter of 2016 which have lower margins. We are focused on improving margins as we add new SaaS revenue and leverage our infrastructure.

Our research and development costs decreased $193,000, or 18.9% compared to the first quarter of last fiscal year. The decrease was primarily the result of an increase in the capitalization of payroll costs for engineering personnel primarily associated with the Goodyear project.

Our sales and marketing expenses decreased $89,000, or 7.7% compared to the first quarter of last fiscal year.

We expect to continue to invest in our sales and marketing, particularly in the US as we strengthen our market share. We expect to see slight variations in sales and marketing due to the seasonal nature of some of our marketing events, including the APPEX & SEMA show we attended in the second quarter.

Our general and administrative expenses decreased $414,000 or 24.6% as compared to last year. The decrease was primarily the result of adjustments to the management incentive plan, realignment of the U.S. management structure in 2015, and strategic goal incentives in the first quarter of last year.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization adjusted to exclude noncash stock based compensation and other special non recurring charges, or Adjusted EBITDA, was $1.22 million for the first quarter of fiscal 2016 versus $1.19 million for first quarter of fiscal 2015, an increase of 3%.

A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the first quarter earnings press release. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

We ended the quarter with cash and cash equivalents of $5.8 million, a decrease of $969,000 compared to $6.8 million at June 30, 2015.

We had no outstanding debt as of September 30, 2015.

Operating activities generated cash flows of $613,000 and capital expenditures, including capitalized software development costs, were $647,000. The increase in capitalized software development costs reflects the investment in the Goodyear project.

As Mike mentioned, we purchased Origin in July and paid $503,000 in cash during the first quarter. We will also make future cash payments of $416,000 and issue stock consideration of $283,000 over the next few years if Origin reaches established earnings targets. The estimated fair value of the contingent consideration was included in other long-term liabilities on our balance sheet at September 30, 2015.

On November 2, 2015, we commenced a cash tender offer to purchase up to 2,000,000 shares of our common stock at a price of $7.50 per share. The tender offer will expire at 5:00 P.M., New York City time, on December 1, 2015, unless extended by us.

We expect to fund the purchase of shares in the tender offer with a combination of available cash, and borrowings under a secured $12 million credit facility with J.P. Morgan Chase Bank that we expect to enter into prior to the close of the tender offer. The credit facility is expected to include a $9.5 million term loan and a $2.5 million revolver, have a three year term, and charge interest at LIBOR plus a range 3.0% to 3.5%.

Given the current interest rate environment, our expectations for future growth and cash flow generation, we believe a leveraged recapitalization of the balance sheet is the most prudent and expeditious manner in which to return value to our shareholders.

The repurchase of 30,000 treasury shares utilized $161,000. The stock repurchase plan was canceled on October 30, 2015 in connection with the tender offer.

As of September 30, 2015, we had approximately 14.3 million shares of common stock outstanding. If the tender offer is completed in its entirety, the outstanding shares will decrease by 2 million shares and will be held in treasury stock. We have no plans at this time to reissue these shares.

With that, I’ll turn the call back over to you Mike.

Michael Jamieson

Thank you, Brian.

In summary, fiscal 2016 is off to a solid start given the large projects we are undertaking and the opportunities we see before us.

Before I conclude, I want to thank Charlie Trapp for his years of service to MAM Software, and wish him well in his much-deserved retirement.

This concludes our prepared remarks. Once again, I would like to thank for participating in today’s conference call. Brian and I will now take any questions you may have. Operator, please open the lines for questions.

Moderator

This concludes the MAM Software prepared remarks. I would now like to open up for the Q&A.

Moderator

This concludes the MAM Software Fiscal 2016 First Quarter Earnings Call. I would like to thank Mr. Jamieson and Mr. Callahan for making themselves available this morning and on behalf of the management and board of directors of the Company, we appreciate your support and look forward to speaking to you again soon when we discuss the Company’s Second Quarter results for fiscal 2016.

You may now disconnect.

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